Exhibit A

Security                                                    Record Holders
--------                                                    --------------



1.5% Convertible Senior Notes due 2024                           1-2


1.875% Convertible Senior Notes due 2024                         1


4.5% Convertible Senior Subordinated Notes due 2008              60